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Exhibit 3.9

ARTICLES OF ORGANIZATION
OF
E-T-T Enterprises L.L.C.
a Nevada limited-liability company

KNOW ALL MEN BY THESE PRESENTS:

        That we, the undersigned, for the purpose of association to establish a limited-liability company for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Organization in writing.

AND WE DO HEREBY CERTIFY:

        FIRST:    The name of the Company is:

            E-T-T Enterprises L.L.C.

        SECOND:    The principal office of the Company in the State of Nevada and the address of the office where its records will be maintained as required by Nevada Revised Statutes § 86.241 is 5195 South Las Vegas Boulevard, Las Vegas, Nevada 89119. The name and address of the Company's agent for service of process is Gordon & Silver, Ltd., 3800 Howard Hughes Parkway, 14th Floor, Las Vegas, Nevada 89109. The Company may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Company business of every kind and nature may be conducted, and meetings of members held outside the State of Nevada, the same as in the State of Nevada.

        THIRD:    The Company may engage in any lawful activity.

        FOURTH:    The Company may admit new members upon such terms and conditions as may be specified in the Operating Agreement of the Company.

        FIFTH:    The overall management and control of the business of the Company shall be conducted by the members. No member shall be authorized to contract debts of the Company except as specified in the Operating Agreement of the Company. The initial members of the Company shall be:

NAME	ADDRESS
Edward J. Herbst	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119
Timothy P. Herbst	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119
Troy D. Herbst	5195 Las Vegas Boulevard South Las Vegas, Nevada 89119

        SIXTH:    No member of this Company shall be liable to the Company or its members for any breach of fiduciary duty as a member of the Company. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law.

        The members of the Company are not liable under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation or liability of the Company. All expenses incurred by members in defending an administrative, investigative, civil or criminal action, suit, or proceeding, related in any manner to the business of the Company, must be paid by the Company as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a member to repay the amount if it is ultimately determined by a court of competent jurisdiction that (i) such member did not act in good faith, in the manner he or she reasonably believed to be in or not opposed to the best interests of the Company; or (ii) with respect to any criminal action or proceeding, that such member acted with reasonable cause to believe his or her conduct was unlawful.

        SEVENTH:    This Company shall exist for thirty (30) years from the date of its creation unless sooner dissolved pursuant to the law of the State of Nevada, or these Articles of Organization or the Operating Agreement of the Company. The Company may continue its business upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event which terminates his or her continued membership in the Company upon the unanimous written consent of the remaining members.

        EXECUTED this 11th day of December, 1995.

/s/ EDWARD J. HERBST Edward J. Herbst
/s/ TIMOTHY P. HERBST Timothy P. Herbst
/s/ TROY D. HERBST Troy D. Herbst

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ARTICLES OF ORGANIZATION OF E-T-T Enterprises L.L.C. a Nevada limited-liability company